CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Blue Mountain Eco Tours Inc.

 We consent to the use of our report dated April 24, 2012 with respect to the financial statements of Blue Mountain Eco Tours Inc. as of and for the years ended December 31, 2011 and 2010, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1 filed by Blue Mountain Eco Tours Inc. dated April 24, 2012.

/s/ M&K CPAS, PLL
Houston, Texas
April 24, 2012